Exhibit 4.6

DESCRIPTION OF OUR SECURITIES

The following description summarizes important terms of our capital stock and our other securities. For a complete description, you should refer to our Articles of Incorporation and bylaws, forms of which are incorporated by reference to the exhibits to the annual report of which this is a part, as well as the relevant portions of the Nevada Revised Statutes (“NRS”).

Capital Stock

The Company has one class of stock: common. The Company’s Amended and Restated Articles of Incorporation authorizes the issuance of up to 500,000,000 shares of common stock, par value $0.01 per share, and 902,670 shares of preferred stock, par value $0.0000053 per share.

In the discussion that follows, we have summarized selected provisions of our Certificate of Incorporation, amended and restated bylaws (the “Bylaws”), and Nevada law relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Nevada law and is qualified in its entirety by reference to our Articles of Incorporation and our Bylaws. You should read the provisions of our Articles of Incorporation and our Bylaws as currently in effect for provisions that may be important to you. Please also see “Effect of Certain Provisions of Our Bylaws” below.

Common Stock

Each share of common stock has equal and identical rights to every other share for purposes of dividends, liquidation preferences, voting rights and any other attributes of the Company’s common stock. No voting trusts or any other arrangement for preferential voting exist among any of the stockholders, and there are no restrictions in our Articles of Incorporation, or Bylaws precluding issuance of further common stock or requiring any liquidation preferences, voting rights or dividend priorities with respect to this class of stock.

Effective February 16, 2022, the Company filed Amended and Restated Articles of Incorporation with the Secretary of State of the State of Nevada to reflect the increase in the number of authorized shares of common stock from 400,000,000 shares to 500,000,000, as approved by the stockholders on February 11, 2022. The stockholders also approved additional provisions to the Articles of Incorporation addressing officer and director liability, conflicting interest transactions, and director and officer indemnification.

All holders of shares of common stock are entitled to participate ratably in dividends when and as declared by the Company’s board of directors out of the funds legally available. The Company has not paid any dividends on its shares of common stock since its inception and presently anticipates that no dividends on such shares will be declared in the foreseeable future. In the event of any distribution of assets upon the dissolution and liquidation of the Company, all holders of shares of common stock are entitled to the right to receive ratably and equally all of the assets of the Company.

Holders of common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions.

Warrants

Between March 18, 2022 and May 11, 2022, the Company issued 7,300,000 warrants as part of a unit offering, consisting of one share of common stock and one warrant. The warrants are immediately exercisable to purchase one common share at an exercise price of $0.05 expiring March 14, 2024.

On December 13, 2022, the Company cancelled 6,000,000 warrants issued July 15, 2019 with an exercise price of $0.26 in consideration for patent assignments, and expiring July 14, 2024. The Company reissued the 6,000,000 warrants with an exercise price of $0.028 and expiring December 12, 2028. The warrants are immediately exercisable.

Outstanding Stock Options and Warrants

As of December 31, 2022, there were options to acquire a total of 94,290,000 shares of common stock granted pursuant to our 2017 equity incentive plan at a weighted-average exercise price of $0.03, all of which are currently issuable upon exercise, and there were warrants to acquire a total of 13,300,000 shares of our common stock all of which are currently exercisable, at a weighted-average exercise price of $0.04.

Effect of Certain Provisions of Our Bylaws

Our Bylaws contain provisions that could have the effect of delaying, deferring, or discouraging another party from acquiring control of us. These provisions and certain provisions of Nevada law, which are summarized below, could discourage takeovers, coercive or otherwise.

Stockholder Meetings. Our Bylaws establish an advance notice procedure for stockholder proposals to be brought before any meeting of our stockholders, including proposed nominations of persons for election to our board of directors. At an annual or special meeting, stockholders may only consider proposals or nominations (i) specified in the notice of meeting; (ii) brought before the meeting by or at the direction of our board of directors or (iii) otherwise properly brought before the meeting by any stockholder who is a stockholder of record on the date of the giving of the notice and on the record date of the meeting and who complies with the notice procedures set forth in our Bylaws. The Bylaws do not give our Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of our stockholders. However, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Removal of Directors. Our Bylaws and Nevada law provide that any director may be removed from the Board of Directors by the vote or written consent of stockholders representing not less than two-thirds of the voting power of the issued and outstanding shares entitled to vote.

Filling Vacancies in the Board. Our Bylaws provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or resolution of the Board, be filled only by a majority of the directors then in office, though less than a quorum. The directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires.

No Cumulative Voting. Our Articles of Incorporation and our Bylaws do not provide for cumulative voting in the election of directors.

Nevada Anti-Takeover Statute

In addition, the Nevada Revised Statues contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person that acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws will apply to the Company as of a particular date if the Company were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on the Company’s stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless the Company’s Articles of Incorporation or Bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. These laws may have a chilling effect on certain transactions if the Articles of Incorporation or Bylaws are not amended to provide that these provisions do not apply to the Company or to an acquisition of a controlling interest, or if the Company’s disinterested stockholders do not confer voting rights in the control shares.

Nevada’s “combinations with interested stockholders” statutes (NRS 78.411 through 78.444, inclusive) provide that specified types of business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” of the corporation are prohibited for two years after such person first becomes an “interested stockholder” unless the corporation’s board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or unless the combination is approved by the board of directors and sixty percent of the corporation’s voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (1) the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation, or (2) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then- outstanding shares of the corporation. The definition of the term “combination” is sufficiently broad to cover most significant transactions between a corporation and an “interested stockholder”. These laws generally apply to Nevada corporations with 200 or more stockholders of record. However, a Nevada corporation may elect in its articles of incorporation not to be governed by these particular laws, but if such election is not made in the corporation’s original articles of incorporation, the amendment (1) must be approved by the affirmative vote of the holders of stock representing a majority of the outstanding voting power of the corporation not beneficially owned by interested stockholders or their affiliates and associates, and (2) is not effective until 18 months after the vote approving the amendment and does not apply to any combination with a person who first became an interested stockholder on or before the effective date of the amendment. The Company has not made such an election in its original articles of incorporation or in its Amended and Restated Articles of Incorporation.

Further, NRS 78.139 also provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of any relevant facts, circumstances, contingencies or constituencies pursuant to NRS 78.138(4).

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Transfer Online, Inc. The transfer agent’s address is: 512 SE Salmon St, Portland, Oregon 97214. Shares of our common stock offered hereby will be issued in uncertificated form only, subject to limited circumstances.

Market Listing

Our common stock is currently quoted on the OTCQB under the symbol “PKTX”.

Disclosure of Commission Position on Indemnification for Securities Act of 1933 Liabilities

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (“Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.